Exhibit 99.1

ClearOne, Inc. Announces 1-for-15 Reverse Stock Split

SALT LAKE CITY, UTAH – June 2, 2025 –  At a special meeting of stockholders held on May 30, 2025 (the “Special Meeting”) of ClearOne, Inc. (NASDAQ: CLRO), the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”) by a ratio of between 1-for-10 and 1-for-15.  On May 21, 2025, the Company had previously announced that the Company expected to effect a 1-for-15 reverse stock split with a market effective date of June 3, 2025.

Today the Company announced that the Company will effect a 1-for-15 reverse stock split of the Company’s issued and outstanding Common Stock (the “Reverse Stock Split”) effective at 5:00 p.m. Eastern time on June 9, 2025 (the “Effective Time”).  The Company’s Common Stock will begin trading on a reverse stock split adjusted basis on The Nasdaq Capital Market at market open on June 10, 2025.

The Company’s Board of Directors has approved the 1-for-15 reverse split ratio and has filed with the Delaware Secretary of State a Certificate of Amendment to its Certificate of Incorporation to effect the Reverse Stock Split at the Effective Time.

The Reverse Stock Split is primarily intended to increase the Company’s per share market price of its Common Stock to regain compliance with the minimum per share bid price requirement for continued listing on The Nasdaq Capital Market. The Company’s common stock will continue to trade on The Nasdaq Capital Market under the trading symbol “CLRO,” but will trade under the following new CUSIP number: 18506U203.

As a result of the Reverse Stock Split, every 15 shares of the Company’s issued and outstanding Common Stock will be automatically combined into one new share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Any fraction of a share resulting from the Reverse Stock Split will be converted to one whole share of Common Stock in lieu of such fractional shares. The par value per share of Common Stock will remain unchanged at $0.001.  Proportional adjustments will be made to the number of shares of Common Stock issuable upon the exercise of the Company’s outstanding stock options and warrants, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans. The Reverse Stock Split will not alter stockholders’ percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in fractional ownership as described above. The Reverse Stock Split will not change the authorized number of shares of the Company’s common stock, and will reduce the number of issued and outstanding shares of the Company’s Common Stock from approximately 26.0 million to approximately 1.7 million.

The Company’s transfer agent, Colonial Stock Transfer, will serve as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to each broker's particular processes, and will not be required to take any action in connection with the Reverse Stock Split. Stockholders holding shares of the Company’s Common Stock in certificate form will receive a transmittal letter from Colonial Stock Transfer with instructions as soon as practicable after the Effective Time.

About ClearOne

ClearOne is a global company that designs, develops, and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

Investor Relations Contact:

Simon Brewer

385-426-0565

investor_relations@clearone.com

http://investors.clearone.com